An offering statement pursuant to Regulation A relating to these securities shall be filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular

Subject to Completion. Dated July 7, 2022

Fast Casual Concepts, Inc.

141 Amsterdam Rd.

Grove City, PA 16127

www.fastcasualconceptsinc.com

(724) 748-4700

Total Offering: 35,931,000 shares

Preferred Series A Shares Outstanding 10,000,000

Common Shares Outstanding 125,719,000

Shares owned by officers and directors 111,200,000

Percentage currently owned by officers and directors 88.45%

Percentage owned by officers and directors if all shares in this offering circular are sold would be approximately 68.8%

This is a public offering of shares of common stock of Fast Casual Concepts, Inc.

	Price to Public	Underwriting Discounts	Proceeds to Issuer	Proceeds to other persons
Per Share /unit	$.15	0	.15	*
Total Offering	$.15	0	$5,000,000	*

1We are offering our shares without the use of an exclusive placement agent and we do not currently intend to engage anyone to place shares, however, we may offer the offered shares through registered broker-dealers and we may pay finders. However, information as to any such broker-dealer or finder shall be disclosed in an amendment to this offering circular.

We intend to have our common stock on the OTC market under the symbol FCCI. It is expected that our common stock will trade on a sporadic and limited basis.

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the United States Securities and Exchange Commission.

Offering to be extended 1 year after approval date with an ultimate expiration of 2 years after approval date. No minimum purchase requirements All subscription offerings will be used for purposes contained within this offering circular.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Offering Circular dated July 7, 2022

1See “Risk Factors” on page 4 of the offering circular to read about factors you should consider before buying shares of common stock.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire Offering Circular carefully, including the “Risk Factors” section, our historical financial statements and the notes thereto, and unaudited pro forma financial information, each included elsewhere in this Offering Circular. Unless the context requires otherwise, references in this Offering Circular to “the Company,” “we,” “us” and “our” refer to Fast Casual Concepts, Inc.

Our Company

Fast Casual Concepts, Inc. (the “Company”) was established as a holding company that has opened several distinct fast casual restaurants—There are currently five locations open. Through excellence in concept development, cuisine, design and execution, the Company expects to have a continually-growing, highly-profitable portfolio of restaurant chains and franchises.

Company Information

We are incorporated in the State of Wyoming. Our principal executive offices are located at 141 Amsterdam Rd. Grove City, PA 16127 and our telephone number is (724) 748-4700. Our web site is www.fastcasualconceptsinc.com. Information contained on our web site is not incorporated by reference into this Offering Circular. You should not consider information contained on our web site as part of this Offering Circular.

The Offering

Common Stock we are offering	35,931,000 shares of common stock

Common Stock outstanding before this offering	100,000,000 shares of common stock have been issued as founders shares. A total of 100,000,000 shares of common stock are currently issued and outstanding before this offering.

Use of proceeds	We intend to use the proceeds from this offering to expand marketing and advertising and open new locations. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Offering Price	$.15 per share.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Digital Marketing Operations

Small company in the start-up phase.

We are a start-up company in the initial phases of operation. This provides risk as we continue to grow and implement our business plan. Being that we are a startup company, we have limited business operations. Our growth and ability to sustain business expenses will greatly depend on our ability to raise additional capital.

Adverse economic or other conditions in the markets in which we do business could negatively affect our sales and retention rates and therefore our operating results.

Our operating results are dependent upon our ability to maximize the strengths in our marketing plan and we rely on being able to expand our restaurants to other areas. Adverse economic or other conditions in the markets in which we operate may lower our revenue and make it difficult to continue operations.

We face competition, which may impede our ability to open future locations or may increase the cost of expansion.

We compete with many other entities engaged in quick service restaurant businesses. While we believe we have a unique product that will provide a competitive advantage, we are competing with other restaurants that could be better funded and more well-known than Fast Casual Concepts, Inc.

Risks associated with officers and directors’ ability to independently control the operations of the Company.

Due to the share structure and the fact that we are in the start-up phase of the Company, the current officers and directors independently control the operations of the Company including but not limited to election of other directors, approval of significant corporate transactions and ability to issue additional shares.

Adverse economic or other conditions in the markets in which we do business could negatively affect our revenues and therefore our operating results.

Our operating results are dependent upon our ability to provide a quality dining experience. Adverse economic or other conditions in the markets in which we operate may lower our ability to continue to grow. If we fail to generate revenues sufficient to meet our cash requirements, including operating and other expenses, debt service and capital expenditures, our net income, cash flow, financial condition, and the trading price of our securities could be adversely affected.

We will depend upon our staff to maintain a high level of customer satisfaction, and any difficulties we encounter in hiring, training and maintaining skilled personnel may harm our operating performance.

We have an experienced staff that has substantial experience. However, we do depend on a high level of customer satisfaction to continue growing our business and as we grow it will be necessary to hire and develop employees that have an extremely high desire to provide excellent customer service. If our staff is unable to provide the level of service we expect it could negatively impact our operating performance.

Increases in taxes and regulatory compliance costs may reduce our income.

Increases in the taxes in general may reduce our net income, cash flow, financial condition, ability to pay or refinance our debt obligations, and the trading price of our securities. Similarly, changes in laws increasing the potential liability for operating conditions may result in significant unanticipated expenditures, which could similarly adversely affect our business and results of operations.

Risks Related to the Industry

The industry has large companies that have acquired a large share of the market

Our ability to succeed will depend on our ability to compete with large companies with more financing and easier access to necessary expansion capital. Capturing portions of the market from these large companies will be integral in accomplishing our business plan and growing our business.

Current risks in the industry include the Coronavirus Pandemic.

Our ability to continue operations through the ongoing restrictions on businesses due to the Coronavirus Pandemic could affect our profitability in the future. Changes to our dine-in options could be affected for a longer period of time then is now expected and could have a negative effect on our business.

Risks Related to Ownership of Our Common Stock

Our common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

The market price for our common stock is volatile and the trading in our common stock is limited and sporadic. In addition, the market price of our common stock may fluctuate significantly in response to a number of factors, most of which we cannot control, including:

●	Unplanned delays in acquiring new business;
●	Stock price performance of our competitors;
●	Default on our indebtedness;
●	Actions by our competitors;
●	Changes in senior management or key personnel;
●	Incurrence of indebtedness or issuances of capital stock; and
●	Economic, legal and regulatory factors unrelated to our performance.

In addition, stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies in our industry. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares. The shares of common stock offered in this offering will become freely tradable without restriction under the Securities Act.

We will continue to incur certain costs as a result of conducting a Tier 2 offering under Regulation A and in the administration of our organizational structure.

After the offering, we may incur higher legal, accounting, insurance and other expenses than at the level that we are currently experiencing. We also have incurred and will continue to incur costs associated with conducting a Tier 2 offering under Regulation A and related rules implemented by the Securities and Exchange Commission (“SEC”). Despite the on-going reporting requirements from conducting such an offering, the Company will not be “public” once this offering circular is qualified or subject to the Sarbanes-Oxley Act. We will continue to incur ongoing periodic expenses in connection with the administration of our organizational structure. The expenses incurred by companies for reporting requirements required by Regulation A have been increasing. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. These laws and regulations could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a Company required to follow Regulation A Tier 2 filing requirements, we could be subject to penalties, fines, sanctions and other regulatory action and potentially civil litigation.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for our shares may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our shares is fixed and will not vary based on the underlying value of our assets at any time. Our Board of Directors has determined the offering price in its sole discretion without the input of an investment bank or other third party. The fixed offering price for our shares has not been based on appraisals of any assets we own or may own, or of our Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our shares may not be supported by the current value of our Company or our assets at any particular time.

We do not currently pay any cash dividends.

As we grow our Company and become a successful Company, we expect to be in position to generate earnings and cash flow that will enable us to begin paying dividends, however, the projected timing of reaching that point is presently uncertain. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Our ability to pay dividends may also be restricted by the terms of any future credit agreement or any future debt or preferred equity securities of ours or of our subsidiaries. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”

While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

Forward-looking statements include, but are not limited to, statements about:

●	our business’ strategies and investment policies;

●	our business’ financing plans and the availability of capital;

●	potential growth opportunities available to our business;

●	the risks associated with potential acquisitions by us;

●	the recruitment and retention of our officers and employees;

●	our expected levels of compensation;

●	the effects of competition on our business; and

●	the impact of future legislation and regulatory changes on our business.

We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular.

DILUTION

Purchasers of our common stock in this offering could experience dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this offering.

After giving effect to the sale of our common stock in this offering at an assumed public offering price of $.15 per share and after deducting the estimated offering expenses payable by us, our adjusted net tangible book value as of December 31st 2021 would have been $4,488,420 or $0.0434 per share.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing Common Stock based on the foregoing offering assumptions.

Offering
Assumed public offering price per share	$.15
Net tangible book value per share as of December 31, 2021	$-.00338
Increase in net tangible book value per share to the existing stockholders attributable to this offering	$0.04828
adjusted net tangible book value per share after this offering	$0.0449

Decrease in net tangible book value per share to new investors	$0.1051

CAPITALIZATION

The following table sets forth our capitalization as of December 31st, 2021:

•	on a historical basis;
•	the receipt of the net proceeds of the offering of 5,000,000 shares;

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this Offering Circular.

	Actual Amounts	Offering Amounts
ASSETS

Current Assets:
Cash	$2,189	$5,002,189
Employee retention credit receivable	90,317	90,317
Prepaid Expenses	55,939	55,939
Inventory	19,818	19,818
Total Current Assets	170,263	5,170,263

Other Non-Current Assets
Property and equipment, net	1,110,029	1,110,029
Right of use asset – operating lease	357,926	357,926
Other assets	12,788	12,788
Total Assets	1,651,006	6,651,006

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Cash Overdraft	—	—
Accounts payable and accrued expenses	221,077	221,077
Operating Lease Liabilities	106,048	106,048
Notes Payable, current portion	1,262,886	1,262,886
Note payable, related party	25,219	25,219
Total Current Liabilities	1,615,230	1,615,230
Long Term Liabilities

Operating lease liabilities	300,248	300,248
Notes payable, related parties	86,485	86,485
Note payable	183,195	183,195)
Total liabilities	2,185,158	2,185,158
Stockholders’ Deficit
Preferred stock series A; $0.001 par value, 10,000,000 shares authorized and 10,000,000 shares issued and outstanding	10,000	10,000
Common stock; $0.001 par value, 750,000,000 shares authorized and 103,248,500 shares issued and outstanding	103,424	103,424
Additional paid in capital	281,164	281,164
Accumulated Deficit	(1,181,290)	(1,181,290)
Total Stockholders Deficit	(534,152)	(534,152)
Total Liabilities and stockholders Deficit	1,651,006	1,651,006

PLAN OF DISTRIBUTION

Pricing of the Offering

Prior to this offering, there have been no sales of any shares to the public. The public offering price of the shares in this offering has been determined by our Board of Directors without the assistance of an investment bank or other third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the other factors in relation to market valuation of companies in related businesses.

We may sell or issue the securities offered by this offering from time to time in any one or more of the following ways:

●	via crowdfunding through one or more regulatory-compliant websites;
●	through solicitation from employees of the Company;
●	directly to purchasers or a single purchaser; or
●	through a combination of any of these methods.

Solicitation from the Company will be conducted by officers, directors and/or employees of the Company via in-person, telephone, text and/or email.

There will be no commissions paid for the distribution of securities to third parties or brokers. In the event we decide in the future to employ such third parties or brokers, we will amend the offering circular accordingly to disclose such arrangements.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to investment in the offering. The only investor in this offering exempt from this limitation is an accredited investor, an “Accredited Investor,” as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an Accredited Investor:

(1) You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2) You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this offering (please see below on how to calculate your net worth);

(3) You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the shares in this offering, with total assets in excess of $5,000,000;

(4) You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor; or

(5) You are a trust with total assets in excess of $5,000,000, your purchase of shares in this offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this offering ; Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

Net Worth Calculation

Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the offering.

In order to purchase shares in this offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

USE OF PROCEEDS

We intend to use the net proceeds of this offering as follows:

●	Increase marketing and brand awareness. (this will be achieved through hiring qualified sales and marketing agents to increase the visibility of the Company) This is expected to use approximately 30% of the funds raised.

●	Expansion and new locations that will allow us to increase our market share and ultimately become more profitable. This is expected to use approximately 60%

●	Remaining funds of approximately 10% will be used for general operating expenses and potential investment opportunities to allow the formation of strategic partnerships or for Company acquisitions.

●	If all of the securities being qualified in this offering statement are not sold, it will not materially affect the use of proceeds as described above—the stated uses would receive less aggregate funding, but the allocations would remain substantially similar.

DIVIDEND POLICY

As we become fully operational, we could be in a position to generate earnings and cash flow that will enable us to begin paying dividends on our Common Stock, however, the projected timing of reaching that point is presently uncertain. The decision to pay a dividend remains within the discretion of our Board of Directors and may be affected by various factors, including our earnings, financial condition, capital requirements, level of indebtedness and other considerations our Board of Directors deems relevant. Future credit facilities, other future debt obligations and statutory provisions, may limit, or in some cases prohibit, our ability to pay dividends.

BUSINESS

Overview

Fast Casual Concepts, Inc. is a holding Company that has opened three distinct fast casual brands. Five restaurants are now in business. The Company expects to open several more restaurants in 2022, and the plan of franchising restaurants next year. The restaurants are:

●	Holy Cow Burgers and Ice Cream

●	Independent Taco

●	Third Eye Pies

This business plan was prepared to obtain financing for the initial launch of the Company. A unique, mid-scale, innovative environment is required to provide customers with an atmosphere that they will enjoy as much as the food. Some of the financing obtained through this offering will be used for property leasing, equipment purchases, and to cover expenses of operation. Additional financing will be required to open subsequent restaurants and prepare for franchising.

Although the concept of fast casual originated in the United States in the 1990’s, it did not become mainstream until late 2000’s/early 2010’s. During the economic recession that began in 2007, the category of fast casual dining saw increased sales to the 18 – 34-year-old demographic. This demographic group has limited disposable spending for meals, so they tend to choose fast casual since it is perceived as healthier. A fast casual restaurant offers higher quality food than fast food restaurants, with fewer frozen or processed ingredients, but it does not provide full table service. It is an intermediate concept between fast food and casual dining, and usually priced accordingly.

Fast casual restaurants meet the following criteria:

1.	Limited-service or self-service format

2.	Average meal price between $8 and $15

3.	Made-to-order food with more complex flavors than fast food restaurants

4.	Upscale, unique or highly developed décor

5.	Most often will not have a drive thru

Fast Casual Concepts opened Company-owned restaurants to validate performance, before offering franchise opportunities to qualified buyers. The four restaurants are an answer to the increasing dining demand of millennials. They (1) want value for everything that they purchase, (2) will not accept anything that does not meet their expectations, and (3) want a pleasant dining experience in a socially comfortable environment. The three food sectors: burgers, tacos, and pizza are cuisines that millennials want to eat, and Fast Casual Concepts will operate the restaurants they want to patronize.

In today’s highly competitive environment, it is becoming increasingly more difficult to differentiate one restaurant concept from another. Fast Casual Concepts will do this by offering entrees made with fresh ingredients. The food will be prepared daily on the premises and seasoned to perfection. The grills and ovens in our restaurants will be out in the open and loaded with burgers, taco meat, and pizzas. With our high-quality, streamlined menu, diners will receive their food quickly and piping hot. We believe that fresh ingredients produce the high-quality products that today’s health-conscious consumer’s desire.

This business plan presents our vision and strategic plan to offer fast casual dining to our target market segments—the 18 – 34-year old and position the brand for successful franchising in the future. This plan includes the restaurants, market strategy, investment requirements, financial forecasts, management team, and franchisee recruitment.

The first restaurant, Holy Cow Burgers and Ice Cream, opened in September 2019 in Slippery Rock, PA. Two additional restaurants, Independent Taco and Third Eye Pies, opened in January 2020 in Grove City, PA. A fourth store, a second Independent Taco, opened in 2020 in Butler, PA

Objectives

Fast Casual Concepts’ objectives for the first three years of operation include:

1.	Average annual sales in each location between $700k - $1 million

2.	Operate each restaurant at a minimum gross margin of 20%

3.	Keep food and labor costs, as a percent of revenue, at 30% and 30%, respectively

4.	Maintain tight operational controls by hiring an experienced manager for each location and using electronic management controls.

5.	Increase sales by 20% in 2022

6.	Begin franchising restaurants in 2022

Keys to Short-Term Success

The keys to short-term success are:

1.	The creation of a unique, mid-scale atmosphere with fresh, high-quality food that will differentiate us from the competition.

2.	Serve high-quality food at competitive prices in a clean, fun environment.

3.	Product quality and consistency.

4.	Price effectively with respect to the quality and customer value proposition.

5.	Control costs in all areas.

6.	Establish the market presence needed to attract customers and meet/exceed sales goals

7.	Hire, train, motivate, and reward the best people available to have the friendliest, most-efficient staff possible.

8.	Earn a gross margin of 20% or more.

9.	Promote the new restaurants in the community.

10.	Reporting and controls in place for inventory and financial performance.

11.	Attain financial results which will to support future franchising efforts.

PROPERTY

The principle office of the Company is located at 141 Amsterdam Rd., Grove City, PA 16127. This location has approximately 1200 square feet.

Management's Discussion and Analysis of Financial Condition and Results of Operations.

Forward-looking Statements

Statements made in this Quarterly Report which are not purely historical are forward-looking statements with respect to the goals, plan objectives, intentions, expectations, financial condition, results of operations, future performance and our business, including, without limitation, (i) our ability to raise capital, and (ii) statements preceded by, followed by or that include the words "may," "would," "could," "should," "expects," "projects," "anticipates," "believes," "estimates," "plans," "intends," "targets" or similar expressions.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond our control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following, general economic or industry conditions, nationally and/or in the communities in which we may conduct business, changes in the interest rate environment, international gold prices, legislation or regulatory requirements, conditions of the securities markets, our ability to raise capital, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, other economic, competitive, governmental, regulatory and technical factors affecting our current or potential business and related matters.

Accordingly, results actually achieved may differ materially from expected results in these statements. Forward-looking statements speak only as of the date they are made. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

Results of Operations

For The Year Ended December 31, 2020 Compared to the Year Ended December 31, 2021

Revenues

We had $1,491,717 and $1,038,569 in revenues from food and beverage sales at our four stores during the years ended December 31, 2021 and 2020, respectively, an increase of $453,148, or 44%. During January 2020, we opened two stores in Grove City, PA, an Independent Taco and Third Eye Pies, and a Third Eye Pies in Butler, PA in April 2020, all three being open for the entire 2021 year were responsible for the majority of the increase in sales during the 2021 year.

Operating Expenses

Operating expenses were $1,995,058 and $1,507,656 for the years ended December 31, 2021 and 2020, respectively. The $487,402, or 32% increase is from most all categories as sales continued to grow during the years ended December 31, 2021 and 2020, as discussed below.

Cost of sales were $745,916 and $508,950 for the years ended December 31, 2021 and 2020, respectively, and consists of food, beverage and service supplies used in our four operating stores. The $236,966, or 47% increase is consistent with our 44% increase in revenues as discussed above.

Facility expenses were $121,448 for the year ended December 31, 2021 compared to $128,496 for the year ended December 31, 2020, an immaterial $7,048 decrease as a result of the amortization of lease assets. Compensation expenses were $508,568 for the year ended December 31, 2021 compared to $409,933 for the year ended December 31, 2020, a $98,635, or approximately 24% increase as a result of increasing operations from the addition of a fourth fully operating store for 2021 and our one store under construction. General and administrative expenses were $460,705 for the year ended December 31, 2021 compared to $356,849 for the year ended December 31, 2020, a $103,856, or 29% increase as a result of increasing operations and administrative expense requirements of the four fully operating stores and our one store under construction. Depreciation and amortization expense was $158,421 for the year ended December 31, 2021 compared to $103,428 for the year ended December 31, 2020, an increase of $54,993, or 53%, due to placement of stores in operations in 2020 with full operations in 2021.

Loss from Operations

We incurred an operating loss of $503,341 for the year ended December 31, 2021 compared to $469,087 during the year ended December 31, 2020. The $34,254 increase is mainly due to the due to the increase in revenues offset by increases in operating and administrative expenses as discussed above.

Other Income and Expenses

We recognized total other income of $153,300 for the year ended December 31, 2021 compared to other expense of $42,493 for the year ended December 31, 2020. The $195,793 increase is mainly due to the $84,600 lease termination fee received in 2021 as well as $176,917 in other income from the debt relief, employee retention credits and hospitality industry grants under the Coronavirus Aid, Relief and Economic Securities Act in 2021 compared to $35,000 in 2020. We also recognized $108,217 in interest expense for the year ended December 31, 2021 compared to $78,407 for the year ended December 31, 2020, or an increase of $29,810, or 38%, due to increases in notes payable related parties in 2021.

Net Loss

Net loss totaled $350,041 for the year ended December 31, 2021 compared to $511,580 for the year ended December 31, 2020, or a decrease of $161,539, or 32%. The decrease in net loss is mainly due to the $195,793 increase in other income, slightly offset by the $34,254 increase in losses from operations as discussed above.

Liquidity

Current assets at December 31, 2021 totaled $170,263 and was composed of $2,189 in cash, $92,317 in employee retention credits receivable, $55,939 in prepaid expenses and $19,818 in inventory, as compared to current assets of $51,208 consisting of $20,786 in prepaid expenses and $30,422 in inventory at December 31, 2020. The increases are due to the increasing operations of four store locations during 2021 and 2020 resulting in more cash, prepaid and inventory account activity.

During the year ended December 31, 2021, our operating activities used net cash of $269,534 compared to $279,276 year ended December 31, 2020. The decrease of $9,742 in cash used in operations is due to the $161,539 decrease in net loss as discussed above, partially offset by net changes in operating assets of $6,261, liabilities of $24,531 and non-cash operating expenses of $121,005.

Cash used in investing activities was $434,891 during the year ended December 31, 2021 and $388,154 during the year ended December 31, 2020. Cash payments of $434,891 and $422,064 were made for furniture and equipment purchases during the years ended December 31, 2021 and 2020, respectively. We received lease incentive payments from our landlord of $33,910 during the year ended December 31, 2020, there were no such incentive payments in 2021.

Financing activities provided $706,614 and $665,265 in cash during the years ended December 31, 2021 and 2020, respectively. During the years ended December 31, 2021 and 2020, we received $269,976 and $319,851 in cash from common stock and paid $0 and $57,689 in common stock issuance costs, respectively. We received $434,770 and $366,488 in proceeds and repaid $48,813 and $76,915 in principal on notes payable to related parties during the years ended December 31, 2021 and 2020, respectively. We received $93,800 and $105,100 in proceeds from US government stimulus loans and repaid $20,444 and $14,245 on notes payable during the years ended December 31, 2021 and 2020, respectively. We had a cash overdraft of $22,675 at December 31, 2020, which was recovered in 2021.

The Company had a working capital deficit of $1,444,967 at December 31, 2021, as compared to $905,998 at December 31, 2020.

MANAGEMENT

Name	Position	Age	Start Date	Hours per month
George Athanasiadis	CEO	46	March 2019	120
Tim Seivers	COO	64	March 2019	120
Hunter Brown	CHAIRMAN	44	December 2021	60

Management understands the necessity to employ high quality, family-oriented people dedicated to serving the needs of the customers. Management is determined to find, employ and manage highly qualified staff, managerial and customer service agents who are motivated to work together as a team, work closely with the customers and execute on our business plan. Fast Casual Concepts will only hire those who are dedicated to serving our growing customer base.

George Athanasiadis —

HIGHLIGHTS OF QUALIFICATIONS

●	Bachelor of Science in Electrical Engineering, M.B.A., and Masters of Science in Information and Communication Technology

●	Promoted and developed energy efficient projects

●	Monitored and implemented multiple engineering projects from design phase to construction phase including cost analysis

●	Supervised the design and construction of a new train station and its electrical substations developed for the 2004 Olympics in Athens

●	Technical Chamber of Greece Licensed Engineer

●	Participation in Committees Competition for the award of Research – Works and Supply of Railway Projects Inc.

●	Fluent in English and Greek

PROFESSIONAL EXPERIENCE

Bright Business LLC in Florida; August 2012 –present

Owner

Duties: promoted LED lighting for commercial industries by initiating energy efficient projects to maximize energy savings with return on investment (ROI); utilized skills in sales through distributors, general/electrical contractors, owners, and purchasing through constant trips to China for sourcing economical, efficient and quality product; problem solving, managed multiple projects simultaneously and always design a plan that fits the customers’ needs and/or specifications

Ministry of Infrastructure, Transport and Networks Office of the Secretary General in Athens, Greece; July 2010 – July 2012

Consultant

Duties: supervised the CEOs of public transportation companies for air, rail, and road transportation; reviewed budget reports monthly and monitored all projects monthly to ensure compliance with completion goals and modifying those goals to fit the need of the project; developed an understanding of how the political system impacts the infrastructure of companies to analyze all projects from different perspectives.

Division Railway Systems SA Railway Projects; November 2000 - June 2010

Engineer, engineering field supervisor, project manager including contract procurement

Duties: prepared studies on electromechanical plant construction work and the drafting of tender documents in engineering activities; assigned responsibilities for implementing and updating the database PROJECTS OSE SA Directorate for Procurement and Supply using Primavera; monitored contractors for the construction of suburban railway line SKA – Airport, a new train station and its electrical substations developed for the 2004 Olympics in Athens; supervised daily duties of construction workers, maintained daily logs, ordered materials for projects, and developed strategies for problem solving; prepared tender documents to estimate the total cost of the project, sent out invitations to bid, and participated in committees that determined approval for the interested parties for a majority of all rail projects and designs; performed technical and financial analysis on all bids.

EDUCATION

●	University of Indianapolis Master’s in Business Administration, September 2003

●	University of Greenwich Masters of Science in Information and Communication Technology, October 2002

●	Bachelor of Science in Electrical Engineering, University of Florida, May 1998

Tim Seivers —

HIGHLIGHTS OF QUALIFICATIONS

●	Master concessionaire at festivals, air shows, and special events

●	Promoted and developed festivals, air shows, and special events

●	Concessionaire at all Pittsburgh Steelers home games and concerts at Heinz Field

●	Successful entrepreneur of multiple business operations since 1980

PROFESSIONAL EXPERIENCE

Great American Ventures in Pennsylvania; 1980 –present

Owner

Duties: Promote festivals, air shows, and special events; develop menus and pricing for events; create and maintain budgets for labor costs and food costs; develop a team of employees to work the festivals, air shows, and special events; provide a consistent, quality food and beverage product at events along the east coast of the United States

Homespun Country Stores, 1995-2002

Owner

Duties: owned and operated jewelry and clothing stores in five different locations; identifying appropriate pricing for the items; managed employees; determined trends in the market to provide popular merchandise to consumers.

Executive Compensation

Management	Position	Compensation
George Athanasiadis	Board Member	$ Non Salaried
Tim Seivers	Board Member	$ Non Salaried
Hunter Brown		$4000/month

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following table sets forth information as to the shares of common stock beneficially owned as of the date of filing the offering circular by (i) each person known to us to be the beneficial owner of more than 5% of our common stock; (ii) each Director; (iii) each Executive Officer; and (iv) all of our Directors and Executive Officers as a group. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given had sole voting and investment power over the shares of common stock shown as beneficially owned by them.

Directors and Executive Officers	Amount	Percent
George Athanasiadis	60,600,000	48.2%
Tim Seivers	40,600,000	32.3%
Hunter Brown	100,000.00	0.1%

Directors and Executive Officers	Amount	Percent
Jerrod Seivers	10,000,000	7.95%

Shares issued are founder shares.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There are no transactions in the interest of Management or other affiliated parties of Fast Casual Concepts, Inc.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On September 9, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize their payment on behalf of the Company of leasehold improvements totaling $73,724. The note was unsecured, did not accrue interest and was paid in full during the year ended December 31, 2020.

On December 1, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $100,000. The note was unsecured, accrued interest at the rate of 39.1% annually and was due in weekly payments of $2,360 until repaid in full during the year ended December 31, 2020.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $335,574, due December 31, 2021. During the year ended December 31, 2020, the holder of the note advanced an additional $149,049 in principal and recognized $43,367 in accrued interest, or a total of $527,990. To memorialize the additional funding and accrued interest, on December 31, 2020, Fast Casual entered into a new unsecured note in the amount of $527,990, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2021.

During the year ended December 31, 2021, Fast Casual received additional funding of $58,600 and capitalized accrued interest of $55,154, while repaying $16,000 in cash. During December 2021, the Fast Casual issued 5,500,000 shares of series A preferred stock valued at $55,000 for principal, The balance of the note was $570,744 and $527,990 at December 31, 2021 and 2020, respectively.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $94,120, due December 31, 2021. During the year ended December 31, 2020, holders of the note advanced an additional $218,131 in principal and recognized $17,780 in accrued interest, or a total of $330,031. To memorialize the additional funding and accrued interest, on December 31, 2020, Fast Casual entered a new unsecured note in the amount of $330,031, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2021.

During the year ended December 31, 2021, Fast Casual received additional funding of $227,250 and capitalized accrued interest of $40,240, while repaying $149 in cash. During December 2021, the Fast Casual issued 4,500,000 shares of series A preferred stock valued at $45,000 for principal. The balance of the note was $552,375 and $330,031 at December 31, 2021 and 2020, respectively.

On December 31, 2020, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $110,000. The note is unsecured, does not accrue interest and is due in full on December 31, 2021. During the year ended December 31, 2021, Fast Casual received additional funding of $43,192 and repaid $31,250. To memorialize the additional funding, on December 31, 2021, Fast Casual entered a new unsecured note in the amount of $121,942 that does not accrue interest and is due in full on December 31, 2022. The balance of the note was $121,942 and $110,000 at December 31, 2021 and 2020, respectively.

During November 2021, Fast Casual entered into a note payable with a related party entity for the receipt of $105,725. The note is unsecured, incurs interest at 3.75% annually and is payable in monthly payments of principal and interest totaling $2,208, with a maturity date of November 17, 2027. Fast Casual repaid $1,415 in principal during 2021, leaving a balance of 104,310 at December 31, 2021.

Fast Casual’s notes payable to related parties consist of the following at:

	December 31, 2021	December 31, 2020
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2022	$570,744	$527,990
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2022	552,375	330,031
Note payable, no interest, unsecured, due December 31, 2022	121,942	110,000
Note payable, 3.75% interest, unsecured, due November 17, 2027	104,310	—
Total:	1,349,371	968,021
Less: current portion	$(1,262,886)	$(637,990)
Long-term notes payable	$86,485	$330,031

DESCRIPTION OF CAPITAL STOCK

The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to our articles of incorporation, as amended and our bylaws, as amended, which are included as exhibits to the registration statement of which this Offering Circular forms a part.

We are authorized to issue up to 750,000,000 shares of common stock, par value $0.001 per share.

As of the date of this offering, we have 103,423,500 shares of common stock and 10,000,000 shares of preferred stock outstanding. 100,000,000 of the outstanding shares of common stock are restricted and owned by directors of the Company 3,423,500 shares are unrestricted.

Common Stock

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the votes cast. Cumulative voting for the election of directors is not permitted.

Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for payment, subject to the rights of holders, if any, of our preferred stock. Any decision to pay dividends on our common stock will be at the discretion of our Board of Directors. Our Board of Directors may or may not determine to declare dividends in the future. See “Dividend Policy.” The Board’s determination to issue dividends will depend upon our profitability and financial condition, and other factors that our Board of Directors deems relevant.

Liquidation Rights

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our Company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full all of our debts and after the holders of all outstanding preferred stock, if any, have received their liquidation preferences in full.

Preferred Stock

Fast Casual Concepts, Inc. has 10,000,000 shares of Preferred Series A stock issued. These shares have voting rights of 10 votes per share.

Convertible Debentures

Fast Casual Concepts, Inc. has no convertible debentures

Limitations on Liability and Indemnification of Officers and Directors

Wyoming law authorizes corporations to limit or eliminate (with a few exceptions) the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our articles of incorporation and bylaws include provisions that eliminate, to the extent allowable under Wyoming law, the personal liability of directors or officers for monetary damages for actions taken as a director or officer, as the case may be. Our articles of incorporation and bylaws also provide that we must indemnify and advance reasonable expenses to our directors and officers to the fullest extent permitted by Wyoming law. We are also expressly authorized to carry directors’ and officers’ insurance for our directors, officers, employees and agents for some liabilities.

The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to the indemnification provisions in our articles of incorporation and bylaws.

There is currently no pending litigation or proceeding involving any of directors, officers or employees for which indemnification is sought.

Transfer Agent

Standard Transfer Company
440 East 400 South Suite 200, Salt Lake City, Utah 84111
Phone: (801) 571-8844

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.

Upon the completion of this offering, we will have outstanding 150,000,000 shares of common stock if we complete the offering hereunder. All of the shares sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders.

Rule 144

Shares of our common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any of our affiliates would be entitled to sell, without further registration, within any three-month period a number of shares that does not exceed the greater of:

●	1% of the number of shares of common stock then outstanding, which will equal about 150,000 shares immediately after this offering, or;

●	the average weekly trading volume of the unrestricted common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.

Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

EXPERTS

The financial statements of the Company as of December 31, 2021, included in this Offering Circular have been audited by Goff Backa Alfera & Company, LLC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements of the Company have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORTS

Following this Tier II, Regulation A offering, we will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. We will be required to file: an annual report with the SEC on Form 1-K; a semi-annual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports will be triggered by certain corporate events, similar to the ongoing reporting obligation faced by issuers under the Exchange Act, however the requirement to file a Form 1-U is expected to be triggered by significantly fewer corporate events than that of the Form 8-K.

PART F/S

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

Fast Casual Concepts, Inc. and Subsidiary

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Fast Casual Concepts, Inc. and Subsidiary (the “Entity”) as of December 31, 2021 and 2020, and the related statements of operations, changes in stockholders’ deficit and cash flows for the years ended December 31, 2021 and 2020, and the related notes to the financial statements. In our opinion, the financial statements present fairly, in all material respects, the financial position of the Entity as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and 2020, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Entity will continue as a going concern. As discussed in Note 6 to the financial statements, the Entity has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management’s plans regard to these matters are described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Fast Casual Concepts, Inc. and Subsidiary in accordance with the U.S. federal securities laws and applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Fast Casual Concepts, Inc. and Subsidiary is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated in the Going Concern paragraph above is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter, providing a separate opinion on the critical audit mater or on the accounts or disclosures to which it relates.

We have served as Fast Casual Concepts, Inc. and Subsidiary’s auditor since 2020.

Goff Backa Alfera and Company, LLC

Pittsburgh, Pennsylvania

May 23, 2022

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
ASSETS

Current Assets:
Cash	$2,189	$—
Employee retention credit receivable	92,317	—
Prepaid expenses	55,939	20,786
Inventory	19,818	30,422
Total Current Assets	170,263	51,208

Other Non-Current Assets:
Property and equipment, net	1,110,029	833,559
Right of use asset – operating lease	357,926	439,231
Other assets	12,788	11,780
Total Assets	$1,651,006	$1,335,778

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Cash overdraft	$—	$22,675
Accounts payable and accrued expenses	221,077	179,377
Operating lease liabilities	106,048	97,238
Notes payable, current portion	1,262,886	19,926
Notes payable, related party, current portion	25,219	637,990
Total Current Liabilities	1,615,230	957,206

Long-Term Liabilities:
Operating lease liabilities	300,248	406,296
Notes payable, related parties (net of current portion)	86,485	330,031
Notes payable (net of current portion)	183,195	196,332
Total Liabilities	2,185,158	1,889,865

Stockholders' Deficit:
Preferred stock series A; $0.001 par value, 10,000,000 and 10,000,000 shares authorized and 10,000,000 and 0 shares issued and outstanding, respectively	10,000	—
Common stock; $0.001 par value, 750,000,000 and 750,000,000 shares authorized and 103,423,500 and 103,248,500 shares issued and outstanding, respectively	103,424	103,249
Common stock subscribed	252,550	—
Additional paid-in capital	281,164	173,913
Accumulated deficit	(1,181,290)	(831,249)
Total stockholders’ deficit	(534,152)	(554,087)

Total Liabilities and Stockholders' Deficit	$1,651,006	$1,335,778

The accompanying notes are an integral part of these consolidated financial statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2021	2020

REVENUES
Net food and beverage sales	$1,491,717	$1,038,569
Total Revenues	1,491,717	1,038,569

COSTS AND EXPENSES
Cost of sales	745,916	508,950
Facility expenses	121,448	128,496
Compensation expense	508,568	409,933
General and administrative	460,705	356,849
Depreciation and amortization	158,421	103,428
Total Costs and Expenses	1,995,058	1,507,656

Loss From Operations	(503,341)	(469,087)

OTHER INCOME (EXPENSES)
Government grant and loan forgiveness	176,917	35,000
Lease termination income	84,600	—
Other income	—	914
Interest expense	(108,217)	(78,407)
Total Other Income (Expense)	153,300	(42,493)

Loss before income taxes	(350,041)	(511,580)
Provision for income taxes	—	—
Net loss	$(350,041)	$(511,580)

Basic loss per common share	$(0.00)	$(0.01)

Basic weighted average common shares outstanding	103,405,572	100,526,236

The accompanying notes are an integral part of these consolidated financial statements

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

	Preferred Stock Series A		Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Common Stock Subscribed	Accumulated Deficit	Total Stockholders' Deficit
Balance, December 31, 2019	—	$—	100,000,000	$100,000	$(90,000)	$—	$(319,669)	$(309,669)

Common stock issued for services	—	—	50,000	50	4,950	—	—	5,000

Common stock issued for cash, net of issuance costs	—	—	3,198,500	3,199	258,963	—	—	262,162

Net loss for the year ended December 31, 2020	—	—	—	—	—	—	(511,580)	(511,580)

Balance, December 31, 2020	—	$—	103,248,500	$103,249	$173,913	$—	$(831,249)	$(554,087)

Preferred stock series A issued for conversion of related party debt	10,000,000	10,000	—	—	90,000	—	—	100,000

Common stock issued for cash	—	—	175,000	175	17,251	—	—	17,426

Common stock subscribed, net of issuance costs	—	—	—	—	—	252,550	—	252,550

Net loss for the year ended December 31, 2021	—	—	—	—	—	—	(350,041)	(350,041)

Balance, December 31, 2021	10,000,000	$10,000	103,423,500	$103,424	$281,164	$252,550	$(1,181,290)	$(534,152)

The accompanying notes are an integral part of these consolidated financial statements.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2021	2020

Cash Flows From Operating Activities:
Net loss	$(350,041)	$(511,580)
Adjustments to reconcile net loss to net cash (used) provided by operating activities:
Depreciation and amortization expense	158,421	103,428
Amortization of leased assets	88,325	82,406
Government grant and loan forgiveness	(176,917)	—
Common stock issued for services	—	5,000
Changes in operating assets and liabilities:
Decrease (increase) in inventory	10,604	(18,616)
(Increase) decrease in leased assets	(7,020)	18,061
Increase in other assets	(36,161)	(25,761)
Increase in accounts payable and accrued expenses	140,493	165,689
(Increase) decrease in lease liabilities	(97,238)	(97,903)
Net cash used in operating activities	(269,534)	(279,276)

Cash Flows From Investing Activities:
Cash received for leasehold concessions	—	33,910
Purchase of property and equipment	(434,891)	(422,064)
Net cash used in investing activities	(434,891)	(388,154)

Cash Flows From Financing Activities:
Cash overdraft	(22,675)	22,675
Common stock issued for cash	269,976	319,851
Cash paid for stock issuance costs	—	(57,689)
Proceeds from the issuance of notes payable, related party	434,770	366,488
Proceeds from government stimulus loans	93,800	105,100
Payments on notes payable, related party	(48,813)	(76,915)
Payments on note payable	(20,444)	(14,245)
Net cash provided by financing activities	706,614	665,265

Net change in cash	2,189	(2,165)
Cash, beginning of period	—	2,165

Cash, end of period	$2,189	$—

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$7,992	$7,419
Cash paid for taxes	$—	$—

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES:

Preferred stock series A issued for conversion of related party notes payable	$100,000	$—
Accrued interest added to note payable principal, related party	$95,393	$61,149
Accrued interest added to note payable principal	$3,400	$—
Right of use assets acquired through operating lease	$—	$127,428
Notes payable, related party issued for accounts payable	$—	$30,130
Notes payable, related party converted into term notes	$—	$902,436

The accompanying notes are an integral part of these consolidated financial statements

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

NOTE 1 - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

The financial statements presented are those of Fast Casual Concepts, Inc. (“Fast Casual”, or the “Company”) and its wholly owned subsidiary, Fast Casual Concepts Franchising LLC (“Franchising”). Fast Casual was originally incorporated on March 23, 2019, under the laws of the State of Pennsylvania (PA). On April 13, 2020, the Company re-domiciled in the state of Wyoming, increasing its authorized number common shares available to be issued to 750,000,000 and effectuating a 10-for-1 forward-split of its common stock. Franchising was incorporated on February 24, 2021, under the laws of the state of Wyoming.

Fast Casual was incorporated to develop, build, operate and franchise casual eating establishments under brand names such as The Holy Cow Burgers and Ice Cream (“Holy Cow”), Independent Taco and Third Eye Pies. Fast Casual has four open stores, the Holy Cow, in Slippery Rock, PA, the Third Eye Pies in Butler, PA and an Independent Taco and a Third Eye Pies both in Mercer, PA. Additionally, the Company currently has one store under construction, a Third Eye Pies in Washington, PA. Franchising was incorporated to pursue future franchising opportunities for the Fast Casual brands.

Basis of Presentation

The Financial Statements and related disclosures have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles of the United States (“U.S. GAAP”). Fast Casual has elected a calendar year-end.

Cash Equivalents

Fast Casual considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

Use of Estimates

The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition Policy

Fast Casual recognizes revenue in accordance with the provisions of Financial Accounting Standards Board (“FASB”) Accounting Series Codification (“ASC”) 606, Revenue From Contracts With Customers (“ASC 606”), which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. ASC 606 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. In general, the Company recognizes revenue based on the allocation of the transaction price to each performance obligation as each performance obligation in a contract is satisfied.

Food and beverage sales, as presented in our consolidated statement of operations, represents food and beverage product sold and is presented net of discounts, coupons, employee meals and complimentary meals. Revenue from restaurant sales is recognized when food and beverage products are sold and product is delivered to the customer. Revenue is presented net of sales tax. Sales taxes collected from customers are included in other accrued expenses on our consolidated balance sheets until the taxes are remitted to governmental authorities.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Food and Beverage Costs

Food and beverage costs include inventory costs of purchased food and beverages for resale. Vendor allowances received in connection with the purchase of a vendor’s products are recognized as a reduction of the related food and beverage costs as earned.

Inventory

Inventories consist of food, beverage and related serving supplies and are carried at the lower of cost and net realizable value. Cost is determined using the first-in, first-out method.

Leases

Operating leases consist of restaurant locations and generally have remaining terms of 5 - 10 years and most include options to extend the leases for additional 5-year periods. Generally, the lease term is the minimum of the noncancelable period of the lease or the lease term inclusive of reasonably certain renewal periods. If the estimate of our reasonably certain lease term was changed, our depreciation and rent expense could differ materially.

Operating lease assets and liabilities are recognized at the lease commencement date. Operating lease liabilities represent the present value of lease payments not yet paid. Operating lease assets represent our right to use an underlying asset and are based upon the operating lease liabilities adjusted for prepayments or accrued lease payments, initial direct costs, lease incentives, and impairment of operating lease assets. To determine the present value of lease payments not yet paid, we estimate incremental borrowing rates corresponding to the reasonably certain lease term. If the estimate of our incremental borrowing rate was changed, our operating lease assets and liabilities could differ materially.

Pre-Opening Expenses

Non-capital expenditures associated with opening new restaurants are expensed as incurred.

Advertising

Production costs of commercials are expensed in the fiscal period the advertising is first aired while the costs of programming and other advertising, promotion and marketing programs are expensed as incurred. These costs are reported as part of general and administrative in the consolidated statement of operations.

Stock-Based Compensation

Fast Casual records stock-based compensation using the fair value method. Equity instruments issued to employees and the cost of the services received as consideration are accounted for in accordance with FASB ASC 718, Stock Compensation and are measured and recognized based on the fair value of the equity instruments issued. All transactions with non-employees in which goods or services are the consideration received for the issuance of equity instruments are accounted for in accordance with FASB ASC 515, Equity-Based Payments to Non-Employees, based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements (“ASC 820”) and ASC 825, Financial Instruments (“ASC 825”), require an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. It establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument's categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. It prioritizes the inputs into three levels that may be used to measure fair value:

Level 1 - Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2 - Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3 - Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of cash, accounts receivable, prepaid and other assets, accounts payable and accrued liabilities approximate fair value. Pursuant to ASC 820 and 825, the fair value of cash is determined based on "Level 1" inputs, which consist of quoted prices in active markets for identical assets. The recorded values of all other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

New Accounting Pronouncements

Fast Casual has implemented all new accounting pronouncements that are in effect and that may impact its financial statements. The Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

In July 2021, the FASB issued ASU 2021-05, Lessors—Certain Leases with Variable Lease Payments (“ASU 2021-05”). ASU 2021-05 was issued to address the day-one loss issue related to a lessor’s accounting for certain leases with variable lease payments, requiring a lease with variable lease payments that do not depend on an index or a rate to be classified as operating under certain conditions. ASU 2021-05 is effective for the Company for interim periods beginning after December 15, 2021. The Company is currently assessing the potential impact of the adoption of ASU 2021-05, but does not expect it to have a material effect on the Company’s financial statements and related disclosures.

In May 2021, the FASB issued ASU 2021-04, Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options (“ASU 2021-04”). ASU 2021-04 codifies how an issuer should account for modifications made to equity-classified written call options. The guidance in ASU 2021-04 requires the issuer to treat a modification of an equity-classified warrant that does not cause the warrant to become liability-classified as an exchange of the original warrant for a new warrant. This guidance applies whether the modification is structured as an amendment to the terms and conditions of the warrant or as termination of the original warrant and issuance of a new warrant. ASU 2021-04 is effective for fiscal years beginning after December 15, 2021. The Company is currently assessing the potential impact of the adoption of ASU 2021-04, but does not expect it to have a material effect on the Company’s financial statements and related disclosures.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”). ASU 2020-06 simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity by removing the separation models for convertible debt with cash conversion and beneficial conversion features by requiring entities not to separately present in equity an embedded conversion feature in such debt and instead will account for a convertible debt instrument and convertible preferred stock as a single unit of account unless a convertible instrument contains features that require bifurcation as a derivative under ASC 815 or was issued at a substantial premium. The ASU was early adopted for the fiscal year ending December 31, 2021. The adoption of ASU 2020-06 did not have a material effect on the Company’s financial statements and related disclosures.

Long Lived Assets

Periodically Fast Casual assesses potential impairment of its long-lived assets, which include property, equipment and acquired intangible assets, in accordance with the provisions of ASC Topic 360, Property, Plant and Equipment. Fast Casual recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying values. An impairment loss would be recognized in the amount by which the recorded value of the asset exceeds the fair value of the asset, measured by the quoted market price of an asset or an estimate based on the best information available in the circumstances. There were no such losses recognized during the years ended December 31, 2021 and 2020.

Basic and Diluted Loss Per Share

Fast Casual presents both basic and diluted earnings per share (EPS) on the face of the consolidated statements of operations. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including convertible debt, stock options, and warrants, using the treasury stock method, and convertible debt instrument, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive.

The calculation of basic and diluted net loss per share are as follows:

	For the Years Ended December 31,
	2021	2020
Basic Loss Per Share:
Numerator:
Net loss	$(350,041)	$(511,580)
Denominator:
Weighted-average common shares outstanding	103,405,572	100,526,236
Basic net loss per share	$(0.00)	$(0.01)

Income Taxes

Fast Casual files income tax returns in the U.S. federal jurisdiction, and the state of Pennsylvania. Fast Casual’s policy is to recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Net deferred tax assets consist of the following components as of December 31, 2021 and 2020:

	2021	2020
Deferred tax assets:
Net operating loss carryforward	$187,897	$173,444
Valuation allowance	(187,897)	(173,444)
	$—	$—

The federal income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 21% to pretax income from continuing operations for the years ended December 31, 2021 and 2020 due to the following:

	2021	2020
Pre-tax book loss	$(73,509)	$(107,431)
Meals	393	57
Common stock issued for services	—	1,050
Valuation allowance	73,116	106,324
	$—	$—

The Company had net operating losses of approximately $894,748 that begin to expire in 2029.  Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carryforwards for Federal income tax reporting purposes are subject to annual limitations. Should a change in ownership occur, net operating loss carryforwards may be limited as to use in future years. In accordance with the statute of limitations for federal tax returns, the Company’s federal tax returns for the years 2019 through 2021 are subject to examination.

NOTE 2 - RELATED PARTY TRANSACTIONS

Notes Payable

On September 9, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize their payment on behalf of the Company of leasehold improvements totaling $73,724. The note was unsecured, did not accrue interest and was paid in full during the year ended December 31, 2020.

On December 1, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $100,000. The note was unsecured, accrued interest at the rate of 39.1% annually and was due in weekly payments of $2,360 until repaid in full during the year ended December 31, 2020.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $335,574, due December 31, 2021. During the year ended December 31, 2020, the holder of the note advanced an additional $149,049 in principal and recognized $43,367 in accrued interest, or a total of $527,990. To memorialize the additional funding and accrued interest, on December 31, 2020, Fast Casual entered into a new unsecured note in the amount of $527,990, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2021.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

During the year ended December 31, 2021, Fast Casual received additional funding of $58,600 and capitalized accrued interest of $55,154, while repaying $16,000 in cash. During December 2021, the Fast Casual issued 5,500,000 shares of series A preferred stock valued at $55,000 for principal, The balance of the note was $570,744 and $527,990 at December 31, 2021 and 2020, respectively.

On December 31, 2019, an entity owned and operated by an officer and director of Fast Casual entered into a note payable to memorialize repayment of cash funding and expenses paid on behalf of the Company totaling $94,120, due December 31, 2021. During the year ended December 31, 2020, holders of the note advanced an additional $218,131 in principal and recognized $17,780 in accrued interest, or a total of $330,031. To memorialize the additional funding and accrued interest, on December 31, 2020, Fast Casual entered a new unsecured note in the amount of $330,031, accruing interest at the rate of 0.8% monthly and due in full on December 31, 2021.

During the year ended December 31, 2021, Fast Casual received additional funding of $227,250 and capitalized accrued interest of $40,240, while repaying $149 in cash. During December 2021, the Fast Casual issued 4,500,000 shares of series A preferred stock valued at $45,000 for principal. The balance of the note was $552,375 and $330,031 at December 31, 2021 and 2020, respectively.

On December 31, 2020, an entity owned and operated by an officer and director of Fast Casual entered into a note payable for cash funding of $110,000. The note is unsecured, does not accrue interest and is due in full on December 31, 2021. During the year ended December 31, 2021, Fast Casual received additional funding of $43,192 and repaid $31,250. To memorialize the additional funding, on December 31, 2021, Fast Casual entered a new unsecured note in the amount of $121,942 that does not accrue interest and is due in full on December 31, 2022. The balance of the note was $121,942 and $110,000 at December 31, 2021 and 2020, respectively.

During November 2021, Fast Casual entered into a note payable with a related party entity for the receipt of $105,725. The note is unsecured, incurs interest at 3.75% annually and is payable in monthly payments of principal and interest totaling $2,208, with a maturity date of November 17, 2027. Fast Casual repaid $1,415 in principal during 2021, leaving a balance of 104,310 at December 31, 2021.

Fast Casual’s notes payable to related parties consist of the following at:

	December 31, 2021	December 31, 2020
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2022	$570,744	$527,990
Note payable, interest at 0.8% monthly, unsecured, due December 31, 2022	552,375	330,031
Note payable, no interest, unsecured, due December 31, 2022	121,942	110,000
Note payable, 3.75% interest, unsecured, due November 17, 2027	104,310	—
Total:	1,349,371	968,021
Less: current portion	$(1,262,886)	$(637,990)
Long-term notes payable	$86,485	$330,031

Lease

During April 2019, Fast Casual and an entity owned and operated by an officer and director of Fast Casual, entered into a ten year lease for a restaurant space in Slippery Rock, PA, ending April 30, 2029. The base rent of the lease is $1,350 per month and Fast Casual is responsible for all operating expenses for the property throughout the term of the lease.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

NOTE 3 - STOCKHOLDERS’ DEFICIT

During October 2020, Fast Casual issued 50,000 shares of its common stock for services valued at $5,000, or $0.10 per share.

Between October and December 2020, Fast Casual issued 3,198,500 shares of its common stock for cash of $319,850, or $0.10 per share and paid $57,688 in stock issuance costs.

During January 2021, Fast Casual issued 175,000 shares of its common stock for cash of $17,500, or $0.10 per share.

Between September and December 2021, Fast Casual collected a total of $252,550 in cash for common stock subscriptions.

During December 2021, the Fast Casual issued a total of 10,000,000 shares of series A preferred stock valued at $10,000, or $0.10 per share, for principal on related party notes payable.

NOTE 4 - LEASES

Fast Casual leases restaurant space under leases having remaining lease terms of up to ten years. Fast Casual has included the initial lease term in the cases where there are options to extend as it has determined that it is not reasonably certain that Fast Casual would exercise those options. Leases are classified as either finance or operating at inception of the lease, with classification affecting the pattern of expense recognition in the consolidated statements of operations. Operating leases result in the recognition of right-of-use lease assets and lease liabilities on the consolidated balance sheet. Right-of-use lease assets represent the Fast Casual's right to use the leased asset for the lease term and lease liabilities represent the obligation to make lease payments. The liability is calculated as the present value of the remaining minimum rental payments for existing operating leases using either the rate implicit in the lease or, if none exists, Fast Casual's incremental borrowing rate of 6.99%.

During April 2019, Fast Casual and an entity owned and operated by an officer and director of Fast Casual, entered into a ten year lease for a restaurant space in Slippery Rock, PA, ending April 30, 2029. The base rent of the lease is $1,350 per month and Fast Casual is responsible for all operating expenses for the property throughout the term of the lease.

During April 2019, Fast Casual entered into a lease for an Independent Taco restaurant space in Mercer, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual on September 9, 2019 and the related leasehold improvement allowance was included in the fixed lease payments as a reduction when measuring the lease liability at that date.

During April 2019, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Mercer, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual on September 9, 2019 and the related leasehold improvement allowance was included in the fixed lease payments as a reduction when measuring the lease liability at that date.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

During October 2020, due to the COVID-19 pandemic, Fast Casual was granted six month rent escalation freezes for the months of August 2020 through January 2021 on the two above mentioned Mercer, PA location leases. The rent concessions result in the total payments required by the modified contract being $8,478 less than total payments required by the original contract, which are being amortized ratably to facility expense over the remaining terms of the leases.

During September 2019, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Butler, PA. The lease has an initial term of five years beginning on the date of the store opening, with an option to extend for another five years. The lease also provides Fast Casual access to the space prior to the lease term as well as tenant improvement allowances to complete the space prior to opening. As such, the lease was deemed to have commenced upon transfer of control of the space to Fast Casual in January 2020.

During May 2020, Fast Casual entered into a lease for a Third Eye Pies restaurant space in Washington, PA. The lease had an initial term of ten years beginning on the date of the store opening, with an option to extend for another five years. During February 2021, prior to store opening, Fast Casual entered into a Lease Termination Agreement (Termination Agreement). The Termination Agreement provided for a new lease, at a different location, with a new landlord, an affiliate of the former landlord. As part of the Termination Agreement, the former landlord agreed to pay a termination fee of $84,600, which was recognized as other income during the year ended December 31, 2021.

During February 2021, the Company entered into a new lease for space in Washington, PA, that will house a Third Eye Pies. The lease has an initial monthly payment of $7,287, including insurance and taxes, and a term of ten years beginning on the date of the store opening, with an option to extend for another five years, which has not happened as of December 31, 2021. The lease also provides Fast Casual a $25,720 tenant improvement allowance and access to the space prior to the lease to complete the space prior to opening. As such, the lease will be deemed to have commenced upon transfer of control of the space to Fast Casual.

During the years ended December 31, 2021 and 2020, Fast Casual recorded $6,358 and $127,428, respectively, in right-to-use lease assets and lease liabilities related to the above described leases. During the years ended December 31, 2021 and 2020, Fast Casual recognized $121,448 and $120,592 in facility expenses from amortization of leased assets and interest on lease liabilities, respectively.

The following table details the operating lease balances included in the accompanying balance sheets as of:

	December 31,
	2021	2020
Right of use asset – operating lease	$357,926	$439,231
Operating lease liabilities – current	$106,048	$97,238
Operating lease liabilities – long-term	$300,248	$406,296

The following table shows the weighted average lease term and weighted average discount rate for the right of use asset operating leases as of:

	December 31,
	2021	2020
Weighted average remaining lease term (years)	4.96	5.13
Weighted average discount rate	6.99%	6.99%

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

Maturities of the above lease liabilities are as follows at December 31, 2021:

2022	$131,775
2023	131,775
2024	131,775
2025	19,690
2026	16,200
Thereafter	37,800
Total lease payments	469,015
Less: interest	(62,719)
Total lease liabilities	406,296
Less: Current portion	(106,048)
Long-term lease liabilities	$300,248

NOTE 5 - NOTES PAYABLE

Equipment Financing

During October 2019, Fast Casual entered into a note payable for equipment totaling $129,797. The note is secured by the underlying equipment, bears interest at 6.99% per annum and is due in monthly installments of principal and interest through September 2025. The balance of the note was $90,714 and 111,158 as of December 31, 2021 and 2020, respectively.

Coronavirus Aid, Relief and Economic Security Act (“CARES Act”)

During April 2020, Fast Casual received loan proceeds of $64,600 under the Paycheck Protection Program (“PPP”).  The PPP, established as part of the CARES Act, provides for loans to qualifying businesses to be used for eligible purposes, including payroll, benefits, rent and utilities. The PPP loan, if not forgiven, is to be repaid over two years at an annual interest rate of 1%, with a deferral of payments for the first six months. The PPP loan was eligible for forgiveness if utilized in accordance with the above requirements, subject to limitations and was forgiven in January 2021, resulting in the recognition of a $64,600 in PPP loan forgiveness during the year ended December 31, 2021.

During June 2020, Fast Casual received $35,000 as an Economic Injury Disaster Loan Advance (“EIDLA”) and $40,500 as an Economic Injury Disaster Loan (“EIDL”) under the CARES Act. The EIDLA did not have to be repaid, as such, the Company recognized a gain on EIDLA of $35,000 during the year ended December 31, 2020.

During August 2021, the EIDL authorized amount was amended to $114,400 and Fast Casual borrowed an additional $73,800. The amended terms call for interest at 3.75% and installment payments of principal and interest of $577 per month beginning twenty four months from the date of the original note in 2020.

The balance of the EIDL, including accrued interest, was $117,700 and $40,500 at December 31, 2021 and 2020, respectively.

During April 2021, Fast Casual received a $20,000 grant under COVID Hospitality Industry Recovery Program (“CHIRP”). The grant does not have to be repaid and was recognized as other income in the consolidated statement of operations for the year ended December 31, 2021.

In addition to the PPP and CHIRP, Fast Casual was eligible for a refundable employee retention credit equal to 50% of qualified wages per employee through December 31, 2020 and 20% of qualified wages per employee during a quarter, capped at $7,000 per employee, through September 30, 2021. During the year ended December 31, 2021, Fast Casual recognized other income totaling $92,317 and a corresponding receivable as of December 31, 2021.

FAST CASUAL CONCEPTS, INC. AND SUBSIDIARY

FOOTNOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

A summary of the notes payable are as follows:

	December 31,
	2021	2020
Equipment financing, interest at 6.99% per annum, secured by equipment, due in monthly installments through September 2025	$90,714	$111,158
PPP Loan, interest at 1% per annum, due in monthly payments beginning 2021, subsequently forgiven	—	64,600
EIDL, interest at 3.75% per annum, due in monthly payments beginning 2021	117,700	40,500
Total:	208,414	216,258
Less: current portion	(25,219)	(19,926)
Long-term debt, net	$183,195	$196,332

Maturities of the above notes payable are as follows at December 31, 2021:

2022	$25,219
2023	25,123
2024	26,842
2025	23,879
2026	3,078
Thereafter	104,273
Total	$208,414

NOTE 6 - GOING CONCERN

Fast Casual's financial statements are prepared using Generally Accepted Accounting Principles applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, Fast Casual has accumulated losses since its inception and has negative cash flows from operations, which raise substantial doubt about its ability to continue as a going concern. Management's plans with respect to alleviating the adverse financial conditions that caused management to express substantial doubt about the Fast Casual's ability to continue as a going concern are as follows:

Fast Casual opened its first restaurant in 2019, opened two more in January 2020, one restaurant in December 2020 and plans to open a fifth restaurant in 2022. To date, Fast Casual has raised over $1,000,000 and is seeking to raise up to $5,000,000 total through private placements of its common stock. Funds received from the issuance of debt and equity is being used to expand brand identity through location expansion, identify new revenue sources and upgrade internal reporting systems to assist in identifying cost reduction opportunities to achieve profitability.  The continuation of Fast Casual as a going concern is dependent upon its ability to generate profitable operations that produce positive cash flows.  If Fast Casual is not successful, it may be forced to raise additional debt or equity financing.

There can be no assurance that Fast Casual will be able to achieve its business plans, raise any more required capital or secure the financing necessary to achieve its current operating plan.  The ability of Fast Casual to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 7 - SUBSEQUENT EVENTS

Fast Casual reviewed subsequent events through May 24, 2022, the date the financial statements were available to be issued.

PART III—EXHIBITS

Index to Exhibits

Exhibit Number	Exhibit Description

4.1	Form of Subscription Agreement
6.1	Total Events Triple Net Lease dated April 6, 2019
6.2	Independent Taco Lease dated April 15, 2019
6.3	Pittsafire Pizza Lease dated April 15, 2019
6.4	Butler Store Lease dated September 6, 2019
6.5	First Amendment to Pittsafire Pizza Lease dated October 14, 2019
6.6	Customer Incentive Agreement between Fast Casual and Reinhart Foodservice
11.1	Consent of Independent Registered Public Acconting Firm
12.1	Legal Opinion

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Holiday, State of Florida, on July 7, 2022.

/s/ George Athanasiadis
CEO, Principal Executive Officer and Board Member/Director

/s/ Tim Seivers
Chief Operating Officer and Board Member/Director

/s/ Tim Seivers
Chief Operating Officer and Board Member/Director

/s/ Tim Seivers
Principal Accounting Officer/Director

/s/ George Athanasiadis
Principal Financial Officer/Director